Exhibit 99.1

ALLIANCE GAMING CORPORATION

Moderator: Dick Haddrill

11-08-05/4:30 p.m. ET

Confirmation # 9491194

ALLIANCE GAMING CORPORATION

Moderator: Dick Haddrill

November 8, 2005

4:30 p.m. ET

Operator:  Good day everyone, and welcome to the Alliance Gaming Corporation’s fiscal year 2005 earnings conference call.  Today’s call is being recorded.

For opening remarks and introductions, I’d now like to turn the conference over to Mr. Dick Haddrill, Chief Executive Officer of Alliance Gaming.  Please go ahead, sir.

Dick Haddrill:  Thank you and good afternoon.  With me in Las Vegas are Steve Des Champs, our Chief Financial Officer; and Mark Lipparelli, our Executive Vice President of Operations.

On the call today, Steve will review our cautionary language, discuss the results of our year-end closing and audit process, and review the financial results for the quarter and year-ended June 30, 2005.

I will then give a short update on general business matters after which we will open it up to questions – Steve.

Steve Des Champs:  Thanks, Dick.  As a reminder, certain statements that may be made today will be considered forward-looking as that term is defined under the rules of the Securities and Exchange Commission.  Such forward-looking information and statements involve risks and uncertainties or the actual results may differ from those contained in today’s discussion.  The general factors impacting our future results are contained in our SEC filings.

Before I begin a review of the quarterly results for the June quarter, I would like to provide some color on the restatement process.  We have essentially completed our extensive internal review of the accounting issues and have determined that a restatement is necessary for the fiscal years 2003 and 2004 and the previously reported nine months of fiscal year 2005.

The restatement corrects for certain revenue recognition policies and generally had the effect of pulling revenue into later quarters.  The primary areas in which revenue was restated are summarized as follows.

In our systems business, our basic system and sales agreement was modified back in 2002 to add contractual terms making the software license non-perpetual rather than perpetual.  The non-perpetual license right is then valid as long as the customer pays their monthly maintenance fees.  Although this contractual change benefits Bally and the total price we charge our customers was no different between perpetual and non-perpetual licenses, any non-perpetual license fees are required to be accounted for straight-lined over 12 months rather than when delivered.  We have now gone back and rescheduled these license revenues by quarter for each year for fiscal year 2003 through 2005 and into 2006.

Next we have determined that as gaming devices have become more software dependent, the accounting for our game sales should follow the software accounting model.  The use of the software accounting model for our game sales can result in the deferral of revenue in certain circumstances, such as when extended payment terms are offered to customers.

For certain customers with extended payment terms, we have made adjustments to recognize revenue when cash is received.  As part of our review, we also determined that certain contracts contain inconsistent language in regards to FOB terms and the timing and the risk of loss of transfer.  This caused certain revenues to shift between quarters.

As we have previously reported, we also reversed revenues pursuant to the termination agreement with our Oklahoma video poker distributor in which we took back 600 games, although these devices have now all been resold or placed on participation with other customers.

We also revised our 2005 effective tax rate to approximately 24 percent for certain deferred tax adjustments, which caused the rate to differ from our normalized rate of 38 percent.  We do expect that our effective tax rate going forward will revert back to a range of 35 to 38 percent.

The net impact of these items on our reported periods is reflected in the press release.  It is important to note that the restatement does not have any effect on the company’s cash position previously recorded.  As we indicated in today’s release, additional changes in the restated amounts may be necessary as we complete the 10-K preparation process.

The comparative results that we will cover on today’s call are all presented on a restated basis.  Now we’ll get to the results.

For the June 2005 quarter on a consolidated basis we reported a loss of two cents per share.  Adjusted for an inventory write down of seven cents would result in adjusted EPS of five cents.  This compared to the adjusted EPS of approximately eight cents in the March 2005 quarter excluding asset impairment and other restructuring charges.

Focusing on the Bally business unit, we generally saw lower than expected revenues from game sales, slightly improved systems revenues and a sequential increase in game operations revenues.  Specifically, revenues from the sale of gaming devices and related gaming equipment totals $48 million for the quarter.

During the June quarter, we formally launched the sales effort for the Alpha video games and reported sales of roughly 1,500 Alpha units and had another 450 on trial as of June 30.  The total games sold for the current quarter totaled 3,700 units.

The average selling price for the quarter was just under $9,500, a slight decrease from the prior year and reflects the deferral of previously recorded revenues into this current period.

Gross margins on game sales, excluding the inventory write down charge, was approximately 35 percent, which is about three to five percentage points below where we’d like to be and reflects the higher per unit absorption of fixed overhead costs because of the lower volumes as well as lower margins on international sales.

For our gaming operations division, we reported revenues of $35.4 million, a $3.7 million sequential increase compared to March.  During the quarter the base of wide area progressive games was relatively unchanged and we saw a 180-unit increase in our daily fee games on a sequential basis.

The increase in daily fee games was predominantly in New York lottery as well as Washington State.  The average revenue per unit showed significant increases in virtually all of our markets and reflects the success we have seen recently in our WAP products as well as our Monte Carlo daily fee games.

We are also seeing the benefit of certain Class 2 enhancements, such as the One System which are going to generate additional daily fee revenue for us.

Turning to Bally Systems, we saw revenues of $24.6 million, which reflects the deferral of non-perpetual license fees of roughly $4.7 million on a net basis.  The correction on our accounting for such non-perpetual fees has created a backlog of deferred revenue going into 2006 of approximately $12 million.

Below the gross margin line, Bally Gaming’s selling, general and administrative costs decreased on a sequential basis by roughly half a million dollars following in the heels of two sequential quarterly decreases for such costs.

R&D spending was roughly flat at $10.6 million, representing 9.8 percent of our revenues in the current quarter versus 9.6 in the March quarter.

From the Rainbow Casino perspective, revenues for the quarter decreased slightly to $12.7 million.  Revenues for the September quarter for the Rainbow Casino was off by about ten percent due to the hurricane related power outage and subsequent slow play for the balance of that quarter.  However, play levels have rebounded nicely there in the month of October.

I now focus on a couple of balance sheet items and liquidity issues.  We ended the quarter with $46 million in cash and we generated roughly $15 million of cash during the quarter.  However, some of that cash generated was the result of early payoff of certain extended pay contracts and the timing of vendor payments and, in fact, during the September quarter we had a net cash reduction of roughly $6 million.

Capital expenditures for our cost of building re-occurring revenue gains for the June quarter totaled $14 million, roughly on par with last year’s quarter.

In terms of the bank covenants, we are in compliance with all of our financial covenants as of June 30, and we expect that the debt leverage ratio will improve by the end of the 2005 quarter and that we will be well within the compliance requirement at that point in time.

As we reported in the late 10-K and the late 10-Q, there is a technical default under our credit agreement and will be cured upon the filing of these documents in December.

I wanted to share with you some preliminary calculations on the effect of the hurricanes for the September quarter and we had previously disclosed the impact of lower revenues at Rainbow.  We had roughly 200 WAP games and some daily fee games that went offline.  Approximately 200 additional games were not sold in that affected area.

The net effect of these items is a reduction of about three to four cents in our September quarterly earnings and excludes any one-time charges for insurance deductibles or asset impairment charges that might result.

The ongoing effect of the loss of approximately 200 WAP and daily fee games on revenue will be about two cents per quarter thereafter and does not take into consideration that the remaining games within the state are experiencing increased play levels at this time.

From a financial reporting standpoint, we have worked hard to get to this point to be able to release the results today and the restated amounts for the prior period.  We’ll work hard to complete the process, get our form 10-K on file in early December.  During that time we will also be completing the closing for the September quarter reporting those results and preparing to file the form 10-Q.  The 10-Q will therefore not be filed by tomorrow’s deadline.  It will likely be filed on or about the time we file the 10-K.

With that, I’ll turn it back to Dick.

Dick Haddrill:  Thank you, Steve.  The past year has been very challenging for Bally.  We reduced costs, consolidated technology platforms, integrated acquired companies, reorganized management,

re-energized product development and tackled our accounting practices.  We are a stronger, more focused company today, well positioned for the future.

A few highlights from the fourth quarter and subsequent business activity are as follows.  First, regarding systems, the Sun Coast property in Las Vegas successfully went live in early October with our systems managing 2,400 gaming machines.  This system is empowered with our iVIEW interactive touch screen display and our new Bally power bonusing technology.

We expect the second Coast property, South Coast, to go live with our system around the end of the year.  We have also recently won two strategic international systems deals; one in South America and one in Asia. And Penn National’s property in Bangor, Maine, opened on November 4 with Bally system and 30 percent Bally machines.

This property, Hollywood Slots, is the seventh Penn-related property to deploy Bally systems.  Now regarding gaming operations, we now have 1,300 machines generating recurring revenue in the Iowa VLT market with additional orders on backlog, and last month we went live in Ontario province with a 250-machine wide area progressive system.

Regarding games, we are right on plan regarding Alpha game development with 31 titles approved, another 50 in development, and as Steve said, 1,500 units sold through June 30, 2005.  The G2E gaming show was a huge success for Bally.  We received three of the nine product awards given by Global Gaming Magazine including best slot product for our S9000 multi-line reel spinning product.  Also our game content on iVIEW and our Bally power progressive bonusing technology received awards.

We also received honorable mention for our new M9000 32-inch video slot platform technology.  Now, we’re very excited about the potential for these and other new products.  In fact, we received orders related to our G2E show promotions for over 5,000 gaming machines to be delivered over the next 9 to 12 months, and this compares to our historical estimated average machine show orders of only about 3 to 600.

We continue to invest in R&D.  We have recently opened our off-shore development center in Chennai, India, which will provide cost-effective speed and flexibility to selected R&D initiatives.  Also we are beginning to successfully combine technologies from various past acquisitions to provide unique customer solutions.

Despite an overall weak market for gaming machines at this time, the current comparative tone of our business is quite positive.  We now have a full and robust product offering for our customers giving us greater sales leverage.  Our overall sales pipelines are strong, and we are working on several new business initiatives that could result in meaningful financial opportunities for the company in the future.

I also want to highlight that the revised application of accounting standards and related restatement did improve our financial results for the nine months ended March 31, 2005.  However, several large system contracts signed in the June quarter are being deferred resulting in lower financial results for the June quarter than we had previously anticipated.

Now, as we look forward to our financial outlook for fiscal year 2006.  First, our ‘06 results will be positively impacted by about 16 to 20 cents per share of deferral items that, under our prior accounting, would have been recorded in previous years.

Second, we’ve not yet finalized our 2006 forecast to determine what impact these new accounting practices might have on the deferral of items from 2006 through periods like 2007 and beyond.  We do not expect the first quarter of fiscal ‘06 – or we do expect the first quarter of fiscal ‘06 to be relatively weak compared to the balance of the year and our second quarter of ‘06, the quarter we’re currently in here ending December 31, is tracking to our plan with good order visibility at this point in the quarter.

So, at this time we believe our current guidance of adjusted EPS for 2006 in the range of 30 to 50 cents per share is still reasonable.  However, there are a number of risks and upsides to that broad range.  So, in summary, I am very pleased with the continued progress that we’re making on product and operational matters and the overall direction of our business.

With that, I’d like to now open up to questions – operator?

Operator:  Yes, thank you.  The question and answer session will be conducted electronically, and anyone wishing to ask a question may signal by pressing the star key followed by the digit one on your touch-tone telephone.  And once again, that is star one for a question.

And we’ll take our first question from George Smith with Davenport.  Please go ahead.

George Smith:  Hi.  Thanks for taking my call.  The guidance 30 to 50 cents that’s pre-option expense, correct?

Steve Des Champs:  That is correct.

George Smith:  And what would that amount to?  About two cents a quarter?

Steve Des Champs:  Yes.  We talked historically about that being roughly two cents a quarter.  We’re still, I guess, making those final adjustments under the accounting standards.  About two cents is a good estimate.

George Smith:  OK, and Dick, the 5,000 games you just alluded to from the show, how many of those would you say are Alpha games?

Dick Haddrill:  Well, about 2,000 of them are our new S9000 multi-line, multi-denomination spinning reel product.  About 1,500 would be Alpha video, and about 500 are the new Cinevision product we displayed at the show.  The balance are historical products.

George Smith:  OK, and any way you can title – or excuse me – comment on and perhaps popular Alpha game titles or particularly popular ones or just game performance, you know, are you saying, you know, just on par with house averages, well above house averages?  What type of feedback are you getting from floor managers?

Dick Haddrill:  Well, certainly with 31 titles approved it varies greatly by geography, property and title, but we’ve got a half a dozen titles we’re really excited about that look like they’ve got good performance and probably long legs, you know, Bonus Frenzy is one of those, Ocean Dreams and Cairo Dreams and other couple.  Our Mini Montes are doing well, you know, over on the S6000 side.

We’ve also got a lot of good reaction to our new multi-level progressive Hot Shots.  So, you know, I would say we’re executing exactly the plan.  You may recall we told our customers we’d have 25 to 30 titles approved by the end of this year.  We’re already at 31, another 50 in development.  Our initial goal was to prove to our customers that we could produce good, solid games that produced at or above house average and we’re doing that.

And then the next phase will be to try to come up with that occasional home run game, but right now we’ve got some really good, solid games.  About a half a dozen of them are really, really positive.

George Smith:  And Steve, you made a comment on gross margins being maybe 4 or 500 basis points.  Is this for games, where you’d like them to be?

Steve Des Champs:  Yes.

George Smith:  Where do we – how do we think about that in terms of modeling?  Is that something gradually occurs over the course of the next year or longer out than that?

Steve Des Champs:  Yes, we talked previously about the company’s targeted goal getting back to 40 percent on gross margin as we introduce some of these new products and we get better flow through the facility and can reduce the discounts and those sorts of initial roll-out initiatives.  Those will all be items that will impact that margin favorably, so I would love to pick up a couple of points of margin over the next couple of quarters.

George Smith:  And then how about SG&A?  We saw some improvement there.  Any room for additional improvement, or should we kind of expect things to start to flat line from where we are?

Steve Des Champs:  Well, my view there is that we are in a market right now, at least in the June quarter and the September quarter, that was relatively flat in terms of unit sales, so we were trying to contain costs at that point. Once the revenue profile begins to ramp again, you would expect to see an associated increase in SG&A, so we’ll be happy to keep SG&A costs contained at these levels at this point.

George Smith:  And, very last thing.  Just in terms of deferred business into 2006, I think you said most of that – you alluded to a $12 million figure specifically from the – and revenue from the systems business ...

Steve Des Champs:  Yes.

George Smith:  Where else – I’m just trying to get – the 16 to what, 16 to 20 cents thing pushed into 2006.  The bulk of that is from the systems business?

Steve Des Champs:  There’s a large chunk of it that was from the systems business as well as the cut off issues that occurred at the end of the June quarter related to the FOB transactions I referred to as well as the transactions that I referred to as the extended payment contracts, so these are contracts that have payment terms in excess of 24 months that we’re accounting for on a cash basis.  Those would be rolling over another roughly $10 million of revenue into the outer period.

George Smith:  So kind of a 60/40 split between systems and games in terms of where this push out is coming from?

Steve Des Champs:  I think that’s a good way to look at it.

George Smith:  OK.  Thanks guys, have a good night.

Steve Des Champs:  You bet.

Dick Haddrill:  Thanks, George.

Operator:  Our next question will come from Amy Marcel with Jefferies & Company.

Amy Marcel:  Thank you.  I was actually curious about the charges that you guys are taking for the technical default or the external auditors or the restatement.  Are you going to be recording more charges in the first quarter?

Steve Des Champs:  Yes.  For the – for the cost of the actual restatement, that number is going to run somewhere in the neighborhood of a million dollars, maybe even a million two, and that’ll be incurred predominantly in the September quarter.

The increase in interest rates for the default will be two percent, which will run roughly another half a million for the month of November.

Amy Marcel:  OK.  Now, I noticed – or actually you stated that the ASPs were lower just because of the restatement.  How much longer do you think we’ll see the ASPs lower?

Steve Des Champs:  Well, the ASP I actually expect to return back to at least the $10,000 level as a benchmark as the Alpha games continue to roll out.  They have a higher price point than our reel spinner as well as have a higher price point than the legacy video games, none of which – for revenue for which is being recorded today, so look for us to move back to that $10,000 level and then go from there.

Amy Marcel:  In the first quarter or ...

Steve Des Champs:  That would be a good target, yes.

Amy Marcel:  OK.  OK, now do we have – I was actually looking at your centrally determined units.  It looks like you guys went up 165 units in the quarter?

Steve Des Champs:  That’s correct.

Amy Marcel:  You had already told us you were going to take out 600, so this is net net?  You actually placed 765?

Steve Des Champs:  I would have to go back and verify that but that sounds right, Amy.

Amy Marcel:  OK.  Also can we get an update on Mind Play?  I haven’t really heard much about that.

Dick Haddrill:  Yes, Amy, this is Dick.  Mind Play is – probably the most exciting news is we’re releasing an in beta test right now.  The latest release of the product that cures a couple of the ergonomic deficiencies regarding discard and regarding the ability to have a flexible moving shoe.

We do have a good pipeline of Mind Play products.  We’ve got about 140 tables installed and another 400 in the pipeline, and we think this next release of the product will help us close those sales here in the next 90 to 120 days.  Not the whole pipeline obviously.

Our objective is to have Mine Play break even by the end of this fiscal year and in general it’s moving along pretty much on plan.

We do have, in addition to the 140 tables installed, another hundred that are in backlog to be installed.

Amy Marcel:  OK.  Ameristar just reported their earnings of – last week and they were seeing extremely strong results out of Vicksburg.  Are you guys seeing the same or just nominally higher?

Steve Des Champs:  Yes, as I referred to – certainly the month of October saw some very nice play levels returned there.  It would appear that people that would have traveled down South from there are staying in that local area to game, and so we are seeing some nice results there.

Amy Marcel:  OK.  Thank you.  Good luck, Guys.

Dick Haddrill:  Thanks, Amy.

Operator:  We’ll now go to David Bain with Merriman Curhan & Ford.

David Bain:  Hey guys.

Dick Haddrill:  Hello, David.

David Bain:  The guidance that you issued – just to be clear, the 30 to 50 cents when you did issue that that did not contemplate the additional 16 to 20 cents we can get as a result of the deferrals, correct?

Dick Haddrill:  David, we are, in our updated guidance of 30 to 50, we are considering the positive benefit of the deferral into ‘06.  Some of the range of 16 to 20 may spill into ‘07.  We’re also, though, considering the potential negative impact of these new accounting practices on our forecast – previously forecasted ‘06 revenue possibly being deferred into ‘07.  We also are not asking you, the street to take anything out of the forecast for Katrina.  We’re going to absorb whatever that cost might be.  So bottom line is, with all those possible ins and outs, we still think that broad range of 30 to 50 cents of adjusted EPS is applicable today.  And we’ll continue to keep you posted as we see further developments.

David Bain:  OK.  OK.  On the Iowa market that you spoke to – I mean, our understanding there’s five vendors exclusive to the market.  Can you give us a sense of the revenue matter and how that works and then maybe kind of a broad placement target over the next 12 months?

Steve Des Champs:  Yes.  I’ll give you some broad brushes on that, David.  There’s a number of somewhere in the neighborhood of 5 to 6,000 unit VLT market place up there.  There are three active vendors including ourselves.  We are selling units there to a distributor on a cost plus arrangement for a fairly nominal, up-front net margin and then we will be collecting a reoccurring revenue fee on the back end of an amount that I wouldn’t be wanting to disclose for competitive reasons for revenue recognition purposes.

I would add that the units that we’re selling there, we’ll probably recognize that up-front revenue that I was telling you about, under these new accounting practices will be recognized over a period of time, so you’ll be getting the straight-line revenue recognition on the game placement as well as a reoccurring revenue as a percentage of the game play.

David Bain:  But you don’t want to compare it to other markets at this point or ...

Steve Des Champs:  Yes.  I think I’ll just keep that to ourselves right now, but we’re very, very pleased with the initial placements that we’ve had up there and the performance that we’re seeing in our games.

David Bain:  OK.  Can you also provide us with any color relating to your central determinate strategy and maybe in conjunction with the iVIEW product?

Dick Haddrill:  Well, we’re certainly seeing a lot of interest for the iVIEW product.  I mentioned the Coast properties roll out.  We have half a dozen other places here in – domestically that have iVIEW and a number of iVIEWs placed internationally.  Our timing is to develop system-based gaming – or not develop it.  It’s in development now, but to deliver for sale system-based gaming in the first quarter of next year so that people can use the iVIEW to do more than just advertising and customer interaction but real bonusing and tournament games.  So that first wave of products should be early next year.

So our – we see a lot of interest, strong ROI for the iVIEW product combined with system gaming and a very strong interest amongst our customer base for the product.

David Bain:  OK, and then I guess just a final one.  This may be clean up.  Maybe I have it wrong, but the GMU install base that I have reported in the third quarter was a little bit higher than what I have here it looks like in the fourth quarter.  It’s the same amount of casinos that you have under management.  Can you reconcile that and then obviously with your announcements that you’ve put out, it’s safe to say that that GMU count will begin to incline?

Steve Des Champs:  To answer your first question, David, there were a couple of competitor displacements of some larger properties replaced by some smaller properties that came into our family, so the net number of locations remain the same, but the number of monitored units went down slightly.  And we’ve got some additional units that would be planning on coming online here at the end of December that would move that number slightly north of where it is today.

David Bain:  OK.  Great.  Thanks guys.

Steve Des Champs:  Great, Dave.

Operator:  We’ll now go to Derek Laake with Guardian Analytics.  Derrick, your line is open.

Derek Laake:  ((inaudible)) questions.  Was there a specific reason for stating that no fictitious transactions were found?  Was it possibly expected or was there any other specific reason?

Steve Des Champs:  Just a factual statement.

Derek Laake:  OK.  Thanks, and were there any problems with the revenue recognition items related to the Sierra Design Group acquisition?

Steve Des Champs:  We – Sierra Design is now a, you know, division of the company.  When we went back and looked at our revenue recognition transactions, we didn’t look at them with any specificity to any of our divisions.  We looked at them more from a standpoint of what the contractual documents were so the types of adjustments that we found were imbedded in the contractual arrangements, not necessarily anything different between our different divisions.

Derek Laake:  OK.  Great.  Thanks a lot.

Steve Des Champs:  Thank you.

Operator:  We’ll now go to David Vas with Bank of America.

David Vas:  Yes, hello.  Say guys, can you talk a little bit about guidance again of 30 to 50 cents, if that’s, in fact, the case.  How many new units does that actually imply?

Dick Haddrill:  We’re not prepared to give that level of detail for a couple of reasons, David.  One is, you know, we’re trying to manage the business more on margins and – when the opportunity exists on recurring revenue, so, we’re not – we will provide that information because the street is used to it, but not on a forecast basis.

David Vas:  OK.  Well then, will you give the margin that you’re implying?

Dick Haddrill:  Well, as Steve said, we are targeting to drive to a 40 percent margin in the not too distant future here, so that’s certainly one benchmark on the game side.

David Vas:  Yes.

Dick Haddrill:  The system margins are obviously much higher than that.

Steve Des Champs:  In the low to mid 70s on the wide area progressives with the last piece of that equation noting that the margin that we report on the wide area progressives is exclusive of depreciation.

David Vas:  OK.  Great.  And then revisiting the ASPs, you know, I guess I can understand the deferral in the systems business.  I’m not exactly understanding how it works on the game sales side.  It looks like you’ve got a lower ASP in the quarter and the restatement of the prior three quarters looks like it’s going to be lower as well.  Does this have anything to do with used games like, you know, like we’ve seen with others in the industry or can you help clear that up?

Steve Des Champs:  No, the average selling price for us that we report is just for new games, so it doesn’t have any impact from used.  The fact that some of the revenues from prior periods where we were selling some of our legacy video products that have a lower price point, some of those revenues have been pushed out into this current period, so we’re essentially burdening the current period, if you will, with some of the units that have a lower sales price from a prior period, if that – if that makes sense.

David Vas:  And that’s because you financed them or because of something else?

Steve Des Champs:  Predominantly because of the financing or some other sort of FOB or risk of loss transfer issue.

David Vas:  OK.  We are hearing about some sort of interesting deals out there for new games.  Are you – can you talk about how aggressive you’ve been in terms of price for games at the show?

Dick Haddrill:  Well, we did run some show specials around trade-in values, partly because we felt certain customers remained displeased with us over the EVO Alpha product launch, but we did give some pretty fair – or some people might say generous – trade-in values related to show specials.

But it also – the benefit to us, of course, was to lock in a longer term production schedule, especially on the newer products.

When I went through that 5,000 plus machine order, you see a majority of that is our newer products and being able to lock in longer production lead times allows us to drive our price down.  And, as you saw in the June quarter the lower volumes and choppiness of orders causes a lower gross margin.  So we think we can make up a fair amount of the discounts that we gave by having better visibility and better costing on our newer products.

David Vas:  OK.  And then in terms of – can you give us some outlook with respect to OEM for the coming year?

Steve Des Champs:  Yes, the OEM business is notoriously lumpy, David.  We have some contracts that are currently open for which these OEM customers of ours can deliver us a purchase order.  We don’t have any incremental purchase orders in house to speak about right now, so when they do come they generally come in fairly sizable lots and then it just gives us a chance to talk about it the next call if one arrives, but nothing to speak about right now.

David Vas:  OK.  And it looked like the OEMs are going to be restated going backwards as well?

Steve Des Champs:  Yes they were – exactly.  They were restated as part of the revised numbers.

David Vas:  OK.  Last thing, promise.  I’m assuming that you will do a full quarter-by-quarter restatement of units, margins, sales and everything for as many quarters as you’re going back?

Steve Des Champs:  Yes.  The 10-K filing will have quarter-by-quarter analysis, income statement, balance sheet, cash flows going back through to the beginning of fiscal year ‘03.

David Vas:  OK.  Including metrics above it, right?

Steve Des Champs:  Correct.

David Vas:  OK.  Fantastic.  Thanks.

Steve Des Champs:  OK.

Dick Haddrill:  Thanks, David.

Operator:  We’ll take the next question from Dax Vlassis with Gates Capital Management.

Dax Vlassis:  I’m just curious about your term loan, I guess.  From the way it looks you had about 315 million or so outstanding at the end of the 6/05 quarter or ...

Steve Des Champs:  That’s correct.  That’s correct.

Dax Vlassis:  OK.  And you’re – you said it was 200 basis points, so you’re paying LIBOR plus 500?  Is that correct?

Steve Des Champs:  LIBOR plus 525 right now.

Dax Vlassis:  … plus 525 ...

Steve Des Champs:  And that rate would revert back down to LIBOR plus 325 upon the filing of the 10-K and 10-Q.

Dax Vlassis:  OK.  And you’re saying that within the prior – was this – were the covenants re-negotiated?

Steve Des Champs:  Not recently, not since last December.

Dax Vlassis:  OK.  And would you expect that you would need to re-negotiate the covenants for the projections that you have going forward?

Steve Des Champs:  No, as I indicated on my scripted comments we believe that as of the September ’05 period that the trailing 12-month calculation for the leverage ratio will show a noticeable improvement and will put us within a very comfortable level below the 4.5 leverage ratio that exists as of September, so there would be no need for that.

Dax Vlassis:  OK.  And, I guess there was still a promissory note for the SDG of about 14 million?

Steve Des Champs:  That is correct.

Dax Vlassis:  OK.

Steve Des Champs:  And that’s convertible into equity at our discretion or we can just continue to pay cash and interest – cash, principal and interest every year for five years.

Dax Vlassis:  OK.  And the 30 to 50 cents, I mean, does that include any gains or any – I mean, is that sort of a clean number that you’re talking about with like something like a 36 or so percent tax rate.  I think that’s what you provided guidance before.

Steve Des Champs:  Yes.  We described it as adjusted EPS in that it does not include stock option expensing and it does take into account taxes at a normalized rate of between 35 and 38 percent.

Dax Vlassis:  OK.  And do you have any idea, you know, what you’d spend in capital expenditures for the coming year?

Steve Des Champs:  We haven’t announced that, but I think that if you look at our current run rate over the last couple of quarters you can see that it’s trending in the low teens and that business continues to be at that same sort of trajectory, so I wouldn’t see any need to change that kind of quarterly run rate.

Dax Vlassis:  OK.  So something around 60 million-ish?

Steve Des Champs:  Twelve to 14 a quarter could you get you anywhere from 48 to high 50s.

Dax Vlassis:  OK.  OK.  Thank you.

Steve Des Champs:  Take care.

Dax Vlassis:  Yes.

Operator:  We’ll now go to David Rainey with Akre Capital.

David Rainey:  Thank you very much.  I have four questions and I’ll keep them short.  The first, Steve, is just as it relates to the Iowa games, you’re selling them on a cost plus basis, but the sales of the games will be recorded over a 12-month period?

Steve Des Champs:  Yes, that’s currently the plan.  We’re actually still looking at that – at the revenue accounting under that model.  It’s a little bit complex because it’s the first time that we have essentially operated VLT games as they are connected to our central site up in Reno where the outcome is actually determined, so the technical accounting for that transaction is still under review, but that is my best determination right now.

David Rainey:  OK.  So over a 12-month period and would you expect the margin on those games to be higher or lower than your goal for next quarter?

Steve Des Champs:  They are lower because of the fact that we get a trailing fee.  The upfront margin on the initial placement of the game is designed to be lower than our traditional margin.

David Rainey:  OK.  Great.  Second question is what would you like us to take away from the call today about the quality of earnings on both the game side and the systems business given all that you’ve learned and all that you’ve changed over the last few months?

Steve Des Champs:  I would say that the models that we’re using, like this – for example the software model is one of the more restrictive counting models that exists and therefore it’s a, you know, conservative portrayal of our results.  It does result in some – sometimes some strange outcomes, for example, where you can receive cash up front on a license fee and record it over, as revenue over an extended period of time but nonetheless is an appropriately conservative answer, so the accounting model that we have in place is conservative yet appropriate for the type of gaming that we’re doing today as well as the type of gaming activities that we see coming down the pike heading towards central determination and these sorts of centrally determined games that are going to be much more software driven as a model.  I think that we’re perfectly positioned to take advantage of that.

David Rainey:  OK.  And is it relates to your games sold today that have a significant software component in them, how is that quality of earnings different than your systems business, or what are the changes?

Steve Des Champs:  In reality, a game that is sold for essentially cash terms today that has the box and a software element to it, the revenue recognition is no different than it was in years prior.  Where it gets a little bit more complicated is if you’ve got the game connected to a back-end system for – in terms of determining the outcome or if you offer extended payment terms the accounting gets a little bit more complex.  But a straight sale, no difference.

Dick Haddrill:  By complex, Steve would mean deferring the revenue over a longer period of time ...

Steve Des Champs:  Right.

Dick Haddrill:  ... and recognizing up front.  Same thing on the system business.  Just to highlight what Steve said earlier, the change that was made in some of our contracts starting back in 2002 actually worked to the benefit of the company by requiring customers to stay on maintenance to keep the software, but, actually, ironically resulted in under the accounting standards today, deferring that revenue over a 12-month period.  So, in that regard, I think it’s a very prudent accounting that we’re pursuing at this time.

David Rainey:  OK.  Great.  I have two more questions.  The first is, I understand that Spectre Gaming has completed its private placement.  What does that mean for Alliance going forward?

Steve Des Champs:  Well, as we’ve – I guess both parties have previously released – we have an arrangement with them for – to provide them with some technology that we believe that they will be using in the redemption markets that they choose to enter.  That agreement also has an equipment supply component for certain parts of games and boards and content.

That – exact terms of that agreement are – have not been disclosed publicly, but we certainly look to have a long-term relationship as they pursue what, for them, is a pretty exciting market.

David Rainey:  OK.  And you all have over the last few months modified that original agreement several times.  Do you think you’re probably set now on what’s good for both sides?

Dick Haddrill:  David, I don’t think the modifications were material.  I don’t know over what period of time – I mean, certainly from when we began to negotiate and when it got concluded, but from the time it was concluded there haven’t been any material modifications that I am aware of and, you know, the business is one of those I alluded to in my comments.  It represents, you know, a pretty interesting upside potential to us, but it’s not something that in the very near term we’re counting on in our forecast, for example.

David Rainey:  OK.  Great, and just the question is what was the outstanding share count at the end of the quarter, either June or September if you choose.

Steve Des Champs:  At the end of June, it was 52 and change and ...

David Rainey:  And that includes the additional one million shares or so?

Steve Des Champs:  That’s correct.

David Rainey:  OK.  Fifty-two and change.  Thank you very much.

Steve Des Champs:  OK.

Operator:  At this time, there is one name remaining in the roster, so if there are any additional questions, please press star one at this time.

And we’ll now go to the Michael Rietbrock with Citigroup.

Jeff Davis:  Hey guys, it’s Jeff Davis.  To the extent there were any, could you give us some color on the amount of the carry forward in the fourth quarter and if there are any carry outs in the fourth quarter as well?  And can you give us any unit guidance for fiscal ‘06, unit sale guidance?

Steve Des Champs:  Yes.  The fourth quarter net impact of the restatement was a reduction – net reduction for the quarter and of some – about five cents or so, and what was the second part of the question, Jeff?

Jeff Davis:  Just unit guidance for your fiscal ‘06 30 to 50 cents.

Steve Des Champs:  Oh yes.  Somebody else had asked that previously and we just declined to give that kind of guidance.

Jeff Davis:  And just one other thing.  To the extent that the carry forwards in that 30 to 50 cents are less than the – greater than the carry outs in fiscal ‘06, what has changed from your original 30 to 50 cent guidance?

Dick Haddrill:  Well, it’s just been a lot of dynamics.  I think we first of all said when we gave that broad range of guidance that we gave it to give investors a directional feel of where we felt our business was and we did give it with the caveat that we expect the September quarter to be relatively weak.  There’s a lot of moving parts right now.  All right?

The competitive landscape continues to change, the overall market conditions are still somewhat challenging, you know, Pennsylvania and New York we’re not counting in the ‘06 forecast at this point, and then because we’re launching so many new products, it’s kind of hard to forecast just how much revenue we’re going to derive from those and exactly when as they work their way through the approval process and testing process.

So, we’ve kind of factored all those.  Katrina, the carry over, the carry out, if you will, from ‘06 into 7and we still feel that the 30 to 50 cents is appropriate guidance despite a number of things impacting that.  We’ll continue to keep you updated if things change, but that really – that guidance range factors in all those changes.

(Jeff Davis):  OK.  Thank you.

Male:  Yes.

Operator:  We’ll now go to Matt Maggio with Citigroup.

Matt Maggio:  Hi, how you guys doing?  Just out of curiosity, I’ve been on and off the call, did you guys give EBITDA guidance for ‘06 as well, or just EPS?

Steve Des Champs:  We just did EPS.

Matt Maggio:  Just EPS.  Are you guys going to be giving that to private – is there going to be a private – separate private call for projections or anything like that, once you guys have you’re, kind of, stuff together there?

Steve Des Champs:  Not in the world of FD.  ((inaudible)) information.

Matt Maggio:  OK.  Thank you.

Dick Haddrill:  Thank you.

Operator:  And there are no further questions so I’d like to turn the call back to Mr. Haddrill for any additional or closing remarks.

Dick Haddrill:  Well, we’d just like to thank our investors for their patience.  It’s been a difficult process.  Steve and his team have done an admirable job to get the numbers right, and we feel like we’ve got a great platform going forward, both from interpretation of the nuances of accounting literature, but also a good platform with our new products to be successful in the long term, so we appreciate your continued support.  That’s all for today.

Operator:  Thank you very much.  And that does conclude our conference for today.

END